Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER EPS OF $0.93 AND

NEW AWARDS OF $6.8 BILLION

IRVING, TEXAS — August 10, 2009 — Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2009.  Net earnings attributable to Fluor were $169 million, or $0.93 per diluted share, compared with $208 million or $1.12 per diluted share for the same period last year.  Segment profit for the quarter was $309 million, compared with $392 million in the second quarter of 2008 which included a pre-tax gain of $79 million, or $0.27 per diluted share, from the sale of the Company’s joint venture interest in the Greater Gabbard Offshore Wind Farm project.  Segment margin improved to 5.8 percent, from 5.4 percent a year ago excluding the Greater Gabbard gain.  Revenue declined 8 percent to $5.3 billion in the second quarter of 2009, down from $5.8 billion a year ago, driven by declines in the Oil & Gas, Global Services and Power segments.

New project awards for the second quarter were substantial at $6.8 billion, compared with $6.4 billion in new awards a year ago.  Current quarter awards included a large mining project and a $1.3 billion oil sands project.  Consolidated backlog rose to $30.9 billion, up from $29.1 billion last quarter, but down 6 percent from a year ago primarily due to cancellations and scope reductions of Oil & Gas projects during the first quarter.  At the end of the second quarter, the company was notified that it had won the LOGCAP IV competition for northern Afghanistan, with a total contract value of potentially more than $7 billion over five years.  New awards under this contract will be recognized as specific task orders are incrementally funded.

Corporate G&A expense for the quarter was $42 million, down from $62 million in the second quarter of 2008.  The reduction in G&A expense is primarily due to lower compensation related expenses and overhead cost reduction efforts.  Fluor’s financial condition continues to be very strong, with cash plus current and non-current marketable securities totaling $2.3 billion, which compares with $2.4 billion a year ago.

“Fluor’s focus on specific near-term prospects in its diversified end markets has once again allowed us to record substantial new bookings in a very challenging economic environment,” said Chairman and Chief Executive Officer Alan Boeckmann.  “While we have posted strong results to date, we remain sensitive to the pace of global economic recovery which could impact the timing of future new awards.”

Outlook

Given the strength of our results to date, the company is maintaining its 2009 EPS guidance at a range of $3.80 to $4.10 per share.

Business Segments

Fluor’s Oil & Gas segment reported second quarter revenue of $3.0 billion, down 9 percent from the second quarter of 2008, while segment profit grew by 7 percent to $181 million.

Results were driven by a reduced level of project execution activity, offset by an increase in segment margin in the quarter.  New oil, gas and petrochemical awards in the second quarter totaled $2.9 billion, including the $1.3 billion award for Imperial Oil’s Kearl oil sands project in Canada.  Ending backlog at June 30, 2009 for Oil & Gas was $15.8 billion, a 25 percent decline from $20.9 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported second quarter revenue of $998 million, up 9 percent over last year.  Segment profit for the second quarter was $34 million, compared to $121 million a year ago.  Results from last year included $79 million from the sale of Fluor’s joint venture interest in the Greater Gabbard Offshore Wind Farm project.  Segment performance for the current quarter was impacted by lower margins on certain projects due to a higher content of construction activity.  Segment new awards were $2.2 billion for the quarter, compared with $2.4 billion a year ago.  Backlog rose to $9.8 billion, up 38 percent from $7.1 billion a year ago.

Revenue for the Government segment was $479 million for the second quarter of 2009, compared with $300 million a year ago.  Segment profit was $34 million, up threefold from $11 million a year ago.  Improved results in the quarter were primarily due to the contributions from LOGCAP IV task orders, FEMA task orders and the favorable outcome of a claim related to a completed project in Afghanistan.  Second quarter new awards for the segment totaled $866 million, including approximately $600 million at Savannah River from American Recovery & Reinvestment Act (ARRA) stimulus funding, and $160 million for LOGCAP IV task orders.  Ending backlog rose to $974 million, a substantial increase from $316 million a year ago.

The Global Services segment reported revenue of $452 million, down 35 percent from the second quarter of last year, and segment profit declined by 48 percent to $34 million.  These declines were primarily due to sharply reduced levels of small capital projects and continued delay of refinery shutdown and turnaround work.  New awards were $533 million, which compares with $673 million last year.  Backlog at quarter end was $2.6 billion at the end of the second quarter, down slightly from $2.7 billion a year ago.

Fluor’s Power segment reported revenue of $335 million, down 36 percent from $522 million last year.  Segment profit increased to $27 million in the second quarter, compared with $25 million a year ago.  Revenue declined as a large coal-fired project in Texas progressed closer to completion.  Segment profit and margin improved due to favorable achievement of milestones on certain projects, and a greater mix of higher margin engineering and front-end projects.  Power segment new awards were $192 million, and ending backlog for the quarter was $1.8 billion, compared with $1.9 billion a year ago.

Results for the Six Months

Net earnings attributable to Fluor for the first six months of 2009 were $374 million, or $2.05 per diluted share.  This compares with $345 million, or $1.86 per diluted share, for the first six months of 2008.  Revenue rose 5 percent to $11.1 billion, compared with $10.6 billion in the first half of last year.

Second Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Daylight Time on Monday, August 10, which will be webcast live on the internet and can be accessed at http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.3 billion in 2008.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the effects of the current worldwide financial crisis on us, our suppliers and subcontractors; the Company’s failure to receive anticipated new contract awards; client cancellations of, scope adjustments to or deferrals of existing contracts, including our government contracts that may be terminated at any time, and the related impact on staffing levels and costs; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s and our clients’ ability to access capital markets; the cyclical nature of many of the markets the Company serves, which may be impacted by the current economic downturn and commodity price decreases; delays or defaults in client payments; increased costs, especially on projects governed by fixed price contracts;  failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the financial viability of our clients, subcontractors, suppliers and joint venture or teaming partners; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; and the timely and successful implementation of strategic initiatives. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2009. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2009	2008
Revenue	$5,292.6	$5,773.6
Cost and Expenses:
Cost of Revenue	4,975.6	5,450.0
Gain on sale of joint venture interest	—	(79.2)
Corporate G&A	42.0	61.7
Net Interest Income	(3.3)	(12.3)
Total Cost and Expenses	5,014.3	5,420.2
Earnings before Income Taxes	278.3	353.4
Income Tax Expense	101.9	135.5
Net Earnings	176.4	217.9
Net Earnings attributable to noncontrolling interest	(7.1)	(9.9)
Net Earnings atrributable to Fluor Corporation	$169.3	$208.0
Basic Earnings per Share
Net Earnings	$0.94	$1.17
Weighted Average Shares	179.1	176.3
Diluted Earnings per Share
Net Earnings	$0.93	$1.12
Weighted Average Shares	181.2	184.3
New Awards	$6,770.7	$6,393.3
Backlog	$30,892.1	$33,009.9
Work Performed	$5,132.1	$5,603.9

SIX MONTHS ENDED JUNE 30	2009	2008
Revenue	$11,090.4	$10,580.6
Cost and Expenses:
Cost of Revenue	10,424.3	9,999.7
Gain on sale of joint venture interest		(79.2)
Corporate G&A	67.4	101.2
Net Interest Income	(8.0)	(22.2)
Total Cost and Expenses	10,483.7	9,999.5
Earnings before Income Taxes	606.7	581.1
Income Tax Expense	209.1	218.9
Net Earnings	397.6	362.2
Net Earnings attributable to noncontrolling interest	(23.6)	(17.6)
Net Earnings atrributable to Fluor Corporation	$374.0	$344.6
Basic Earnings per Share
Net Earnings	$2.06	$1.94
Weighted Average Shares	179.7	176.0
Diluted Earnings per Share
Net Earnings	$2.05	$1.86
Weighted Average Shares	181.2	183.5
New Awards	$12,264.2	$12,092.1
Backlog	$30,892.1	$33,009.9
Work Performed	$10,783.0	$10,208.2

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED JUNE 30			2009	2008
Revenue
Oil & Gas			$3,028.3	$3,342.2
Industrial & Infrastructure			998.2	912.5
Government			478.9	300.4
Global Services			452.3	696.1
Power			334.9	522.4
Total Revenue			$5,292.6	$5,773.6

Segment Profit Margin $ and %	$	%	$	%
Oil & Gas	$180.8	6.0	$169.0	5.1
Industrial & Infrastructure	34.1	3.4	121.4	13.3
Government	33.5	7.0	11.1	3.7
Global Services	34.1	7.5	66.1	9.5
Power	26.8	8.0	24.8	4.7
Total Segment Profit Margin $ and %	$309.3	5.8	$392.4	6.8

Less: Greater Gabbard Sale	—		(79.2)
Segment Profit Margin $ and %	$309.3	5.8	$313.2	5.4

SIX MONTHS ENDED JUNE 30			2009	2008
Revenue
Oil & Gas			$6,397.8	$5,945.5
Industrial & Infrastructure			2,174.7	1,708.7
Government			849.7	580.1
Global Services			994.4	1,402.3
Power			673.8	944.0
Total Revenue			$11,090.4	$10,580.6

Segment Profit Margin $ and %	$	%	$	%
Oil & Gas	$381.6	6.0	$306.5	5.2
Industrial & Infrastructure	62.2	2.9	150.8	8.8
Government	61.2	7.2	18.8	3.2
Global Services	89.6	9.0	119.6	8.5
Power	47.0	7.0	45.8	4.9
Total Segment Profit Margin $ and %	$641.6	5.8	$641.5	6.1

Less: Greater Gabbard Sale	—		(79.2)
Segment Profit Margin $ and %	$641.6	5.8	$562.3	5.3

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	JUNE 30,	DECEMBER 31,
	2009	2008
Cash and Marketable Securities, including noncurrent	$2,325.5	$2,130.8
Total Current Assets	4,908.0	4,668.5
Total Assets	6,907.9	6,423.6
Total Short-Term Debt	121.7	133.2
Total Current Liabilities	3,290.3	3,162.2
Long-term Debt	17.7	17.7
Shareholders’ Equity	2,996.1	2,671.3

Total Debt to Capitalization % (based on Shareholders’ Equity)	4.4%	5.3%
Shareholders’ Equity Per Share	$16.66	$14.71

SELECTED CASH FLOW ITEMS
($ in millions)

SIX MONTHS ENDED JUNE 30	2009	2008

Cash Provided by Operating Activities	$380.0	$690.3

Investing Activities
Capital Expenditures	(120.6)	(127.1)
Net (purchases) maturities of Marketable Securities	(834.5)	(343.0)
Proceeds from sale of joint venture interest		79.2
Other Items	18.2	17.0
Cash Utilized by Investing Activities	(936.9)	(373.9)

Financing Activities
Repurchase of common shares	(61.3)	—
Cash Dividends	(45.6)	(44.5)
Repayment of Convertible Debt	(11.9)	(5.1)
Other Items	(15.5)	23.2
Cash Utilized by financing Activities	(134.3)	(26.4)

Effect of Exchange Rate Changes on Cash	38.8	20.4

Decrease in Cash and Cash Equivalents	$(652.4)	$310.4

Depreciation	$88.6	$78.5

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED JUNE 30	2009		2008		% Chg

Oil & Gas	$2,937	43%	$3,016	47%	(3)%
Industrial & Infrastructure	2,243	33%	2,411	38%	(7)%
Government	866	13%	87	1%	NM
Global Services	533	8%	673	11%	(21)%
Power	192	3%	206	3%	(7)%

TOTAL NEW AWARDS	$6,771	100%	$6,393	100%	6%

SIX MONTHS ENDED JUNE 30	2009		2008		% Chg

Oil & Gas	$4,961	40%	$7,303	60%	(32)%
Industrial & Infrastructure	4,770	39%	2,797	23%	71%
Government	1,109	9%	186	2%	NM
Global Services	809	7%	1,310	11%	(38)%
Power	615	5%	496	4%	24%

TOTAL NEW AWARDS	$12,264	100%	$12,092	100%	1%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2009		2008		% Chg

Oil & Gas	$15,770	51%	$20,920	63%	(25)%
Industrial & Infrastructure	9,778	32%	7,095	22%	38%
Government	974	3%	316	1%	NM
Global Services	2,587	8%	2,744	8%	(6)%
Power	1,783	6%	1,935	6%	(8)%

TOTAL BACKLOG	$30,892	100%	$33,010	100%	(6)%

United States	$12,590	41%	$14,914	45%	(16)%
The Americas	5,457	17%	1,503	5%	NM
Europe, Africa and the Middle East	9,236	30%	14,173	43%	(35)%
Asia Pacific	3,609	12%	2,420	7%	49%

TOTAL BACKLOG	$30,892	100%	$33,010	100%	(6)%

NM = Not meaningful